Exhibit 14.2

Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Senior Financial Officers

Preface

The Chief Executive Officer, the Chief Financial Officer and other senior financial officers hold an important and elevated role in corporate governance. As key members of  corporate management, these individuals are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of our company’s stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which our business is conducted.

The Chief Executive Officer, the Chief Financial Officer and other senior financial officers must fulfill their responsibilities by prescribing and enforcing the policies and procedures employed in the operation of the enterprise, and by demonstrating the following:

I. Honest and Ethical Conduct

The executive and financial officers and personnel of the Company will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

•                  Encourage and reward professional integrity in all aspects of the organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the enterprise itself.

•                  Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the Board of Directors, or the executive or financial management of the organization.

•                  Provide a mechanism for members of the organization to inform the Board of Directors or senior management of deviations in practice from policies and procedures governing honest and ethical behavior as set forth in the Company’s Code of Ethics.

•                  Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the organization.

II. Financial Records and Periodic Reports

Executive and financial officers and personnel will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

•                  Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.

•                  The retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements.

•                  Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

III. Compliance with Applicable Federal, State, Local or International Laws, Rules and Regulations

Executive and financial officers and personnel will establish and maintain mechanisms to:

•                  Educate members of the organization about any international, federal, state or local statute, regulation or administrative procedure that affects the operation of the enterprise generally.

•                  Monitor the compliance of the  organization with any applicable international, federal, state or local statute, regulation or administrative rule

•                  Identify, report and correct in a swift and certain manner, any detected deviations from applicable international, federal, state or local statute or regulation.